As filed with the Securities and Exchange Commission on June 18, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

R.R. Donnelley & Sons Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-1004130
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

77 West Wacker Drive

Chicago, Illinois 60601-1696

(866) 425-8272

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Suzanne S. Bettman

Senior Vice President

General Counsel and Assistant Secretary

R.R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois 60601-1696

(312) 326-8233

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Robert W. Downes

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE(2)
3.75% Notes Due 2009	$400,000,000	100%	$400,000,000	$126,700
4.95% Notes Due 2014	$600,000,000	100%	$600,000,000

(1)	Determined solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) promulgated under the Securities Act.
(2)	Represents aggregate registration fee for all classes.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated                     , 2004

PROSPECTUS

$1,000,000,000

R.R. Donnelley & Sons Company

Offer to Exchange

$400,000,000 3.75% Notes Due 2009	$600,000,000 4.95% Notes Due 2014
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR ALL OUTSTANDING UNREGISTERED	WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR ALL OUTSTANDING UNREGISTERED
$400,000,000 3.75% Notes Due 2009	$600,000,000 4.95% Notes Due 2014

R.R. Donnelley & Sons Company, or RR Donnelley, is hereby offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $400,000,000 aggregate principal amount of its outstanding, unregistered 3.75% Notes due 2009 (which we refer to as the unregistered 2009 Notes) that you now hold for an equal principal amount of 3.75% Notes due 2009 (which we refer to as the registered 2009 Notes) with substantially identical terms and $600,000,000 aggregate principal amount of its outstanding, unregistered 4.95% Notes due 2014 (which together with the unregistered 2009 Notes are referred to as the private notes) that you now hold for an equal principal amount of 4.95% Notes due 2014 (which together with the registered 2009 Notes are referred to as the exchange notes) with substantially identical terms. The exchange notes are registered under the Securities Act of 1933, as amended, and, as a result, will generally not be subject to the transfer restrictions applicable to the private notes. This exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004, unless we extend the expiration date for up to 20 business days. You must tender your private notes by the expiration date to obtain exchange notes and the liquidity benefits the exchange notes offer.

We have agreed with the initial purchasers of the private notes to make this exchange offer and to register the issuance of the exchange notes after the initial sale of the private notes. This exchange offer applies to any and all private notes tendered by the expiration date.

The exchange notes will be unsecured senior obligations of RR Donnelley and will rank equally with all of its unsecured senior indebtedness. The exchange notes will be effectively subordinated to RR Donnelley’s secured indebtedness.

We will not list the exchange notes on any established exchange.

Investing in the exchange notes involves a high degree of risk. See “ Risk Factors,” beginning on page 8, for a discussion of certain factors that you should consider in connection with the exchange offer and an investment in the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, on a regular basis. You may read and copy this information or obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains those reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

This prospectus incorporates important business and financial information about RR Donnelley from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address or telephone number:

R.R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois 60601

Telephone: (866) 425-8272

You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made at least five days prior to the expiration date.

See “Documents Incorporated by Reference” on page 39.

i

SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference and noted below under “Documents Incorporated by Reference” before making a decision to exchange any notes. For a complete understanding of this exchange offer, we urge you to read this entire document, especially the discussion of the risks of investing in the notes discussed under “Risk Factors.” In this prospectus, unless the context indicates otherwise, the term “RR Donnelley” refers to R.R. Donnelley & Sons Company and its subsidiaries. The term “Moore Wallace” refers to Moore Wallace Incorporated and its subsidiaries. The terms “we,” “us,” “company” and “our” refer to RR Donnelley and Moore Wallace as a combined company.

RR Donnelley

RR Donnelley is a full-service global print provider and the largest printing company in North America, serving customers in the publishing, healthcare, advertising, retail, technology, financial services, and many other industries. Founded 140 years ago, the company provides solutions in commercial printing, forms and labels, direct mail, financial printing, print fulfillment, business communication outsourcing, logistics, online services, digital photography, and content and database management. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services, and market-specific solutions.

On February 27, 2004, RR Donnelley completed its business combination with Moore Wallace with each common share of Moore Wallace being exchanged for 0.63 of a share of common stock of RR Donnelley.

As a result of the combination, we are now one of the largest integrated providers of print management solutions in North America with an established and diverse Fortune 500 customer base, a broad geographic production and distribution network and a diversified product offering. After the combination, on the pro forma basis set forth herein for the year ended December 31, 2003, we would have had net sales of $8.2 billion and income from operations of $452.5 million.

Summary of the Exchange Offer

The Exchange Offer	We are offering to exchange

•	$1,000 principal amount of our 3.75% Notes due 2009 registered under the Securities Act,

for

•	each $1,000 principal amount of our unregistered 3.75% Notes due 2009 issued on March 10, 2004 in a private offering,

and

•	$1,000 principal amount of our 4.95% Notes due 2014 registered under the Securities Act,

for

•	each $1,000 principal amount of our unregistered 4.95% Notes due 2014 issued on March 10, 2004 in a private offering.

We refer to the 3.75% Notes due 2009 and the 4.95% Notes due 2014 registered under the Securities Act collectively as the exchange notes. We refer to the unregistered 3.75% Notes due 2009 and 4.95% Notes due 2014 issued on March 10, 2004 in a private offering collectively as the private notes. We sometimes will refer to the exchange notes and the private notes together as the notes. As of the date of this prospectus, there is $1,000,000,000 aggregate principal amount of private notes outstanding. See “The Exchange Offer.”

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004, unless we extend it for up to 20 business days. In that case, the phrase “expiration date” will mean the latest date and time to which we extend the exchange offer. We will issue exchange notes on the expiration date or promptly after that date.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions which include, among other things, any applicable law or any applicable interpretation of the staff of the SEC which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange. See “The Exchange Offer—Conditions.”

Procedures for Participating in the Exchange Offer

If you wish to participate in the exchange offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail or deliver the completed letter of transmittal, (or facsimile of the letter of transmittal) together with the notes you wish to exchange and any other required documentation to LaSalle Bank National Association, which is acting as exchange agent, on or before the expiration date. By signing the letter of transmittal, you will represent to and agree with us that,

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate in a distribution of the exchange notes; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of RR Donnelley, or a broker-dealer tendering the private notes acquired directly from RR Donnelley for its own account.

If you are a broker-dealer who will receive exchange notes for your own account in exchange for private notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

Resale of Exchange Notes

We believe that you may offer for resale, resell and transfer your exchange notes without registering them under the Securities Act and delivering a prospectus, if you can make the same three representations that appear above under the heading “Procedures for Participating in the Exchange Offer.” Our belief is based on interpretations of the SEC staff for other exchange offers that the SEC staff expressed in some of the SEC’s no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

If you are a broker-dealer that has received exchange notes for your own account in exchange for private notes that were acquired as a result of market-making or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

Special Procedures for Beneficial Owners

If your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender such private notes, you should contact your intermediary promptly and instruct it to surrender your private notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Guaranteed Delivery Procedures

If you wish to tender your private notes and you cannot meet the expiration date deadline, or you cannot deliver your private notes, the letter of transmittal or any other documentation on time, then you must surrender your private notes according to the guaranteed delivery procedures appearing below under “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Private Notes and Delivery of Exchange Notes

We will accept for exchange any and all private notes that are properly surrendered in the exchange offer and not withdrawn prior to the expiration date, if you comply with the procedures of the exchange offer. The exchange notes will be delivered promptly after the expiration date.

Withdrawal Rights	You may withdraw the surrender of your private notes at any time prior to the expiration date, by complying with the procedures for withdrawal described in “The Exchange Offer—Withdrawal of Tenders.”

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Material Federal Income Tax Considerations

The exchange of private notes for exchange notes should not be a taxable transaction for United States Federal income tax purposes. You should not have to pay federal income tax as a result of your participation in the exchange offer. See “Material United States Federal Income Tax Considerations.” If you are considering an exchange of your Private Notes for the Exchange Notes, you should consult your own tax advisor(s) concerning the tax consequences arising under state, local, or foreign laws of such and exchange.

Exchange Agent	LaSalle Bank National Association is serving as the exchange agent in connection with the exchange offer. LaSalle Bank National

Association also serves as the trustee under the indenture governing the notes. The address, telephone number and facsimile number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Failure to Exchange Private Notes Will Adversely Affect You

If you are eligible to participate in this exchange offer and you do not surrender your private notes as described in this prospectus, you will not have any further registration or exchange rights. In that event, your private notes will continue to accrue interest until maturity in accordance with the terms of the private notes but will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of registered exchange notes, your private notes are likely to be a much less liquid security than before.

THE EXCHANGE NOTES

The exchange notes have the same financial terms and covenants as the private notes. In this prospectus we sometimes refer to the private notes and the exchange notes together as the “notes”. The exchange notes will evidence the same debt as the outstanding private notes which they replace. The private notes are, and the exchange notes will be, governed by the same indenture. The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	R.R. Donnelley & Sons Company

Notes Offered

$400 million aggregate principal amount of 3.75% Notes due 2009 registered under the Securities Act and $600 million aggregate principal amount of 4.95% Notes due 2014 registered under the Securities Act

Maturity Dates	The 3.75% Notes due 2009 will mature on April 1, 2009 and the 4.95% Notes due 2014 will mature on April 1, 2014

Interest Payment Dates	April 1 and October 1, commencing on October 1, 2004

Ranking	The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Optional Redemption	We may redeem some or all of the notes at any time subject to the payment of a make-whole premium described under “Description of the Exchange Notes—Optional Redemption.”

Events of Default	The indenture governing the notes defines certain events as “events of default”. These events include:

•	default for 30 days in payment of interest on a series of notes;

•	default in payment of the principal of a series of notes;

•	failure to comply with any other covenant in the indenture, continued for 90 days after written notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization relating to us.

Absence of an Established Market for the Notes

We do not intend to apply to have the exchange notes listed on any securities exchange or to arrange for any quotation system to quote them. We have been advised that Citigroup Global Markets Inc., Fleet Securities, Inc. (now known as Banc of America Securities LLC) and J.P. Morgan Securities, Inc. have heretofore acted as market makers for the private notes. We have been advised by each of the aforesaid market makers that it currently intends to make a market in the exchange notes. The market makers are not obligated, however, to make a market in the exchange notes, and any such market making may be discontinued at any time at the sole discretion of the market makers. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes or that the prices you receive when you sell will be favorable.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes.

Risk Factors

Investing in exchange notes involves substantial risks. You should consider carefully all of the information set forth in this prospectus, and in particular, should evaluate the specific factors set forth under “Risk Factors” before investing in the exchange notes.

RISK FACTORS

An investment in the exchange notes is subject to numerous risks, including those listed below. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus, before deciding to exchange your private notes for exchange notes pursuant to this exchange offer. These risks could materially affect our ability to meet our obligations under the exchange notes. You could lose all or part of your investment in and expected return on the exchange notes.

Risks Relating to the Moore Wallace Acquisition

We may be unable to integrate the operations of RR Donnelley and Moore Wallace successfully and may not achieve the cost savings and increased revenues anticipated for the combined company.

Achieving the anticipated benefits of the Moore Wallace acquisition will depend in part upon our ability to integrate the two companies’ businesses in an efficient and effective manner. Our attempt to integrate two companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. In particular, the necessity of coordinating geographically dispersed organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the businesses of the combined company. The process of integrating operations after the transaction could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. Employee uncertainty and lack of focus during the integration process may also disrupt the businesses of the combined company. Any inability of management to integrate the operations of RR Donnelley and Moore Wallace successfully could have a material adverse effect on the business and financial condition of the combined company.

In addition to integrating the two companies’ businesses, the combined company will need to complete the integration of the Moore Corporation Limited and Wallace Computer Services, Inc. businesses following the merger of those two companies in May 2003. There can be no assurance that management of the combined company will be able to integrate the operations of each of the businesses successfully or that the anticipated synergies between our companies will be realized. Moreover, the timing of synergies realized, if any, is uncertain.

Our rationale for the Moore Wallace acquisition was, in part, predicated on our ability to realize cost savings and to increase revenues through the combination of two strong companies. Achieving these cost savings and revenue increases is dependent upon a number of factors, many of which are beyond our control. We may not be able to achieve the anticipated cross-selling opportunities, the development and marketing of more comprehensive commercial printing product offerings and solutions, cost savings and revenue growth. An inability to realize the full extent of, or any of, the anticipated benefits of the transaction, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses, operating results and financial condition of the combined company.

We have incurred significant transaction costs and will incur significant combination-related and restructuring costs in connection with the Moore Wallace acquisition.

RR Donnelley has incurred transaction fees and other expenses related to the Moore Wallace acquisition of approximately $118.6 million, including financial advisors’ fees, filing fees, legal and accounting fees, soliciting fees, regulatory fees, mailing costs and debt financing fees and expenses to refinance the current outstanding Moore Wallace debt. Furthermore, we expect to incur significant costs associated with combining the operations of the two companies. However, it is difficult to predict the specific size of those charges before we begin the integration process. The combined company may incur additional unanticipated costs as a consequence of difficulties arising from our efforts to integrate the operations of the two companies.

Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, can offset incremental transaction, combination-related and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near future, or at all.

We may lose employees due to uncertainties associated with the Moore Wallace acquisition.

The success of the combined company after the Moore Wallace acquisition will depend in part upon our ability to retain key employees of both companies. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that we will be able to retain key employees to the same extent that we have been able to do so in the past.

Risks Relating to the Businesses of RR Donnelley, Moore Wallace and the Combined Company

The business of the combined company is subject to risks that have affected the businesses of RR Donnelley and Moore Wallace.

The business of the combined company is subject to numerous risks that have affected the businesses of RR Donnelley and Moore Wallace, including:

•	competition with other communication services providers based on pricing and other factors, including pricing pressure brought on by excess capacity and current economic conditions;

•	fluctuations in the cost of paper, ink, other raw materials and fuel used;

•	changes in postal rates and postal regulations;

•	seasonal fluctuations in overall demand for services;

•	changes in customer demand;

•	changes in the advertising and printing markets;

•	changes in the capital markets that affect demand for financial printing;

•	the financial condition of our customers;

•	our ability to continue to obtain improved operating efficiencies;

•	our ability to continue to develop new solutions for our customers;

•	the general condition of the U.S. economy and the economies of other countries in which we operate;

•	war or acts of terrorism affecting the overall business climate;

•	changes in the rules and regulations to which we are subject and the cost of complying with these rules and regulations, including environmental and health and welfare benefit regulations;

•	changes in the costs of healthcare and other benefits provided to our employees; and

•	changes in the rules and regulations to which our customers are subject, particularly those affecting privacy or the printing requirements of financial services or telecommunications customers.

For a discussion of RR Donnelley’s business, together with factors to consider in connection therewith, see RR Donnelley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and RR Donnelley’s other filings with the SEC that are incorporated by reference into this prospectus. See “Where You Can Find More Information.”

There are risks associated with operations outside the United States and Canada.

The combined company has significant operations outside the United States and Canada. Revenues from RR Donnelley’s and Moore Wallace’s operations outside the United States and Canada accounted for approximately 10% of their combined revenues for the year ended December 31, 2003. As a result, the combined company is subject to the risks inherent in conducting business outside the United States and Canada, including the impact of economic and political instability.

The combined company is exposed to significant risks related to potential adverse changes in currency exchange rates.

The combined company is exposed to market risks resulting from changes in the currency exchange rates of the Canadian dollar and other currencies. Although operating in local currencies may limit the impact of currency rate fluctuations on the operating results of our non-U.S. subsidiaries and business units, fluctuations in such rates may affect the translation of these results into the combined company’s financial statements. To the extent revenues and expenses are not in the applicable local currency, the combined company may enter into foreign currency forward contracts to hedge the currency risk. We cannot be sure, however, that the combined company’s efforts at hedging will be successful. There is always a possibility that attempts to hedge currency risks will lead to even greater losses than predicted. In addition, because of the combined company’s operations outside the United States, significant revenues and expenses will be denominated in local currencies.

Risk Related to Our Industry

The highly competitive market for the combined company’s products and industry consolidation will create adverse pricing pressures.

Although the combined company is a diversified printing company, the markets for the majority of the combined company’s product categories are highly fragmented, and the combined company has a large number of competitors. We believe that excess capacity in the combined company’s markets, combined with current economic conditions, have caused downward pricing pressure and increased competition. In addition, consolidation in the markets in which RR Donnelley and Moore Wallace competed in the past, and could in the future, may increase competitive pricing pressures.

The substitution of electronic delivery and online distribution for printed materials may adversely affect our businesses.

Electronic delivery of documents and data and the online distribution and hosting of media content offer alternatives to traditional delivery of printed documents. Consumer acceptance of electronic delivery is uncertain, as is the extent to which consumers are replacing traditional reading of print materials with online hosted media content, and we have no ability to predict the rates of their acceptance of these alternatives. To the extent that our customers accept these alternatives, many of our businesses may be adversely affected.

Risks Relating to the Exchange Notes

There is no established trading market for the exchange notes. We cannot give you any guarantee as to the development or liquidity of any market for the exchange notes, and the price of your exchange notes may be adversely affected.

The exchange notes are new securities for which there is currently no established trading market. The initial purchasers are not obligated to repurchase the exchange notes or to provide markets that would allow the exchange notes to be traded. If markets for the exchange notes do not develop, you may not be able to resell your exchange notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the exchange notes as collateral for loans. In addition, in response to prevailing interest rates and market conditions generally, the exchange notes could trade at a price lower than their initial offering price.

Given the risks inherent in an investment in the exchange notes, you may have difficulty finding willing buyers for the exchange notes. Consequently, you may not be able to liquidate your investment readily, and the exchange notes may not be readily accepted as collateral for loans. Therefore, you should be aware that you may bear the economic risk of an investment in the exchange notes until maturity.

If you wish to tender your private notes for exchange, you must comply with the requirements described in this prospectus.

You will receive exchange notes in exchange for private notes only after the exchange agent receives such private notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below. If you wish to tender your private notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither the exchange agent nor RR Donnelley has any duty to give you notice of defects or irregularities with respect to tenders of private notes for exchange. Private notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the private notes.

In addition, if you tender your private notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.

If you do not exchange your private notes, you may have difficulty in transferring them at a later time.

We will issue exchange notes in exchange for the private notes after the exchange agent receives your private notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your notes for exchange. Notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do not participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds private notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any private notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of private notes expected to remain outstanding following the completion of the exchange offer.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and portions of the documents incorporated herein by reference contain statements relating to our future results (including certain “anticipated,” “believed,” “expected” and “estimated” results) and our outlook (including statements as to acquisitions being accretive, continued improvement in our cost structure and achievement of revenue growth from the cross-selling initiative) that are “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof, are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Factors that could cause such material differences include, without limitation, the following:

•	the performance of RR Donnelley’s businesses following the Moore Wallace acquisition and the ability of RR Donnelley to integrate operations successfully and achieve enhanced earnings or effect cost savings;

•	the ability to implement comprehensive plans for the execution of cross-selling, cost containment, asset rationalization and other key strategies;

•	the ability to divest non-core businesses;

•	successful negotiation, execution and integration of acquisitions;

•	future growth rates in our core businesses;

•	competitive pressures in the commercial and financial printing, forms and labels, electronic print management, business marketing, business communications, logistics, office supplies, imaging, computer software and digital printing industries;

•	changes in the capital markets that affect demand for financial printing;

•	changes in postal rates and postal regulations;

•	changes in the advertising and printing markets;

•	the rate of migration from paper-based forms to digital formats;

•	the financial resources of, and products available to, our competitors;

•	customers’ budgetary constraints;

•	customers’ changes in short-range and long-range plans;

•	the ability to gain customer acceptance of RR Donnelley’s new products and technologies;

•	the ability to secure and defend intellectual property rights and, when appropriate, license required technology;

•	product performance and customer expectations;

•	performance issues with key suppliers;

•	changes in the availability or costs of key materials (such as ink, paper and fuel);

•	the ability to generate cash flow or obtain financing to fund growth;

•	the effect of inflation, changes in currency exchange rates and changes in interest rates;

•	the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, health and welfare benefits, price controls and other regulatory matters and the cost of complying with these laws and regulations;

•	contingencies related to actual or alleged environmental contamination;

•	the retention of existing, and continued attraction of additional, customers and key employees;

•	the effect of a material breach of security of any of our systems;

•	the effect of economic and political conditions on a regional, national or international basis;

•	the possibility of future terrorist activities or the possibility of a future escalation of hostilities in the Middle East or elsewhere;

•	adverse outcomes of pending and threatened litigation; and

•	other risks and uncertainties detailed from time to time in our filings with United States and Canadian securities authorities.

Consequently, you should consider these forward-looking statements only as our current plans, estimates and beliefs. Except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We undertake no obligation to update or revise any forward-looking statement in this prospectus to reflect any new events or any change in conditions or circumstances. Even if these plans, estimates or beliefs change because of future events or circumstances after the date of these statements, or because anticipated or unanticipated events occur, we decline and cannot be required to accept an obligation to publicly release the results of revisions to these forward-looking statements.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain obligations of RR Donnelley under our registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the private notes for the exchange notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness. We used the net proceeds from the sale of the private notes to repay existing debt, including the existing Moore Wallace senior notes due 2011 and commercial paper issued to repay the Moore Wallace Term Loan B, and to pay fees and expenses related to the offering of the private notes.

We have agreed to pay for the expenses of the exchange offer. In exchange for issuing the exchange notes as contemplated in this offering, we will receive private notes in the same principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the private notes, except as described below under the heading “The Exchange Offer—Terms of the Exchange Offer.” The private notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the private notes on March 10, 2004, to Citigroup Global Markets Inc., Fleet Securities, Inc. (now known as Banc of America Securities LLC) and J.P. Morgan Securities, Inc., as representatives of the initial purchasers in a private offering pursuant to a purchase agreement. These initial purchasers subsequently sold the private notes to:

•	“qualified institutional buyers” (“QIBs”), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

•	persons in offshore transactions in reliance on Regulation S under the Securities Act.

As a condition to the initial sale of the private notes, we and the initial purchasers entered into a registration rights agreement on March 10, 2004. Pursuant to the registration rights agreement, we agreed to:

•	file with the SEC a registration statement under the Securities Act with respect to the exchange notes no later than 180 days after March 10, 2004;

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 240 days after March 10, 2004;

•	conduct the exchange offer after the registration statement is declared effective and keep the exchange offer open for no less than 30 days (or longer if required by applicable law); and

•	use our reasonable best efforts to cause the exchange offer to be consummated not later than 280 days after March 10, 2004.

The registration rights agreement provides, among other things, that if we default in our obligations to take required actions to make the exchange offer within the required time periods described above, the interest rate on the private notes will be increased by up to a maximum additional annual interest rate of 0.50% until the default is remedied.

We agreed to issue and exchange the exchange notes for all private notes properly surrendered and not withdrawn before the expiration of the exchange offer. The summary in this document of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. We urge you to read the entire registration rights agreement carefully. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

Terms of the Exchange Offer

Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of our 3.75% Notes due 2009, or 2009 Notes, registered under the Securities Act in exchange for each $1,000 principal amount of our outstanding unregistered 2009 Notes and $1,000 principal amount of our 4.95% Notes due 2014, or 2014 Notes, registered under the Securities Act in exchange for each $1,000 principal amount of our outstanding unregistered 2014 Notes, in each case properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Private notes may be surrendered only in integral multiples of $1,000. The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

•	the registered 2009 Notes will have a different CUSIP number from the unregistered 2009 Notes;

•	the registered 2014 Notes will have a different CUSIP number from the unregistered 2014 Notes;

•	the exchange notes will be registered for the exchange offer under the Securities Act and, therefore, the exchange notes will not bear legends restricting the transfer of the exchange notes; and

•	holders of the exchange notes will not be entitled to any of the registration rights of holders of private notes under the registration rights agreement, which will terminate upon the consummation of the exchange offer.

The exchange notes will evidence the same indebtedness as the private notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, that authorized the issuance of the private notes. As a result, the registered and unregistered 2009 Notes and the registered and unregistered 2014 Notes will each be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $1,000,000,000 in aggregate principal amount of the private notes is outstanding ($400 million aggregate principal amount of the 2009 Notes and $600 million aggregate principal amount of the 2014 Notes). All of it is registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Solely for reasons of administration, we have fixed the close of business on                     , 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the private notes entitled to participate in this exchange offer.

In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered private notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of private notes for the purposes of receiving the exchange notes from us.

If you surrender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of private notes. We will pay all charges and expenses, other than certain applicable taxes described under “—Fees and Expenses” below.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations contained therein as described under “—Representations on Tendering Private Notes” below.

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m., New York City time, on                     , 2004, unless we, in our sole discretion, extend the exchange offer for up to 20 business days, in which case the expiration date is the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right:

•	to delay accepting any private notes;

•	to extend the exchange offer; or

•	if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business days period.

We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

The exchange notes will accrue interest on the same terms as the private notes, i.e., at the rate of 3.75% per year for the 2009 Notes and 4.95% per year for the 2014 Notes from the date interest was most recently paid, payable semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 2004.

Resale of the Exchange Notes

We believe that you will be allowed to resell the exchange notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the three representations set forth above under “Summary—Summary of the Exchange Offer—Procedures for Participating in the Exchange Offer.” However, if you intend to participate in a distribution of the exchange notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an “affiliate” of RR Donnelley as defined under Rule 405 of the Securities Act, or a broker-dealer tendering the private notes acquired directly from RR Donnelley for its own account. You are required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way as it has treated others in the past. If our belief is wrong, or if you cannot truthfully make the representations described above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

A broker-dealer that has bought private notes for market-making or other trading activities has to deliver a prospectus in order to resell any exchange notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its exchange notes. In addition, a broker-dealer which has acquired the private notes for its own account as a result of market-making or other trading activities may participate in the exchange offer if it has not entered into any arrangement or understanding with RR Donnelley or an affiliate of RR Donnelley to distribute the exchange notes. We have agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for a period of up to 180 days after the registration statement relating to this exchange offer is declared effective. See “Plan of Distribution” for more information regarding broker-dealers.

Procedures for Tendering

If you wish to surrender private notes you must do the following:

•	properly complete, sign and date the letter of transmittal (or a facsimile of the letter of transmittal);

•	have the signatures on the letter of transmittal (or facsimile) guaranteed if required by the letter of transmittal; and

•	mail or deliver the letter of transmittal (or facsimile) together with your private notes and any other required documents to the exchange agent at the address appearing below under “—Exchange Agent” for receipt prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	certificates for such private notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of the private notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below under “—Book-Entry Transfer,” must be received by the exchange agent prior to the expiration date; or

•	you must comply with the procedures described below under “—Guaranteed Delivery Procedures.”

In order for the tender to be effective, the exchange agent must receive the private notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk, and the delivery will be deemed made only when actually received or confirmed by the exchange agent.

As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, property insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any private notes to us. You may ask your broker, dealer, commercial bank, trust company or nominee to perform these transactions for you.

If you do not withdraw your surrender of private notes prior to the expiration date, you will be regarded as agreeing to surrender the exchange notes in accordance with the terms and conditions in this exchange offer.

If you are a beneficial owner of the private notes and your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your private notes, you should contact your intermediary promptly and instruct it to surrender the private notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

By tendering, you will make the representations contained therein as described below under “—Representations on Tendering Private Notes.” In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

Signature on Letter of Transmittal

Signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders,” as the case may be, must generally be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you surrender your private notes (i) as a registered holder and you have not completed the box titled “Special Delivery Instruction” on the letter of transmittal or (ii) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

•	a member firm of a registered national securities exchange or of the NASD;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

If you sign the letter of transmittal even though you are not the registered holder of any private notes listed in the letter of transmittal, your private notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the private notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the private notes.

In connection with any surrender of private notes in definitive certificated form, if you sign the letter of transmittal or any private notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

Acceptance of Tendered Private Notes

All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered private notes, will be determined by us in our sole discretion, which will be final and binding.

We reserve the absolute right:

•	to reject any and all private notes not properly surrendered;

•	to reject any private notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

•	to waive any defects, irregularities or conditions of surrender as to particular private notes.

Unless waived, you must cure any defects or irregularities in connection with surrenders of private notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of private notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Surrenders of private notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

We do not currently intend to acquire any private notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Representations on Tendering Private Notes

By surrendering private notes pursuant to the exchange offer, you will be telling us that, among other things,

•	you have full power and authority to surrender, sell, assign and transfer the private notes tendered;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of RR Donnelley, or a broker-dealer tendering the private notes acquired directly from RR Donnelley for its own account;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the exchange notes, and you cannot rely on the position of the SEC staff in their no-action letters;

•	you understand that a secondary resale transaction described above and any resales of exchange notes obtained by you in exchange for private notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

•	we will acquire good, marketable and unencumbered title to the private notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the private notes are accepted by us.

If you are a broker-dealer and you will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

Return of Private Notes

If any surrendered private notes are not accepted for any reason described here or if private notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those private notes will be returned, at our cost, to (i) the person who surrendered them or (ii) in the case of private notes surrendered by book-entry transfer, the exchange agent’s account at DTC. Any such private notes will be returned to the surrendering person or credited to an account maintained with DTC promptly.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of facilitating the exchange offer within two business days after the date of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in DTC’s systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at DTC, you must transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under “—Exchange Agent” for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to surrender your private notes and (i) your private notes are not readily available so you cannot meet the expiration date deadline or (ii) you cannot deliver your private notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

•	the surrender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

the name and address of the holder, the certificate number(s) of the private notes, if applicable, and the principal amount of private notes surrendered;

a statement that the surrender is being made thereby;

a guarantee that, within five New York Stock Exchange (“NYSE”) trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered private notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five NYSE trading days after the expiration date.

The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to surrender your private notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your surrender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a surrender of private notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the private notes to be withdrawn;

•	identify the private notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the private notes; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered.

All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding upon all parties. Any private notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no exchange notes will be issued unless the private notes so withdrawn are validly re-tendered. Properly withdrawn private notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of those private notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied or waived prior to the expiration of the exchange offer:

•	any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer; or

•	any governmental approval, which we deem necessary for the consummation of the exchange offer, has not been obtained.

If we determine in our sole discretion that any of these conditions are satisfied, we may:

•	refuse to accept any private notes and return all tendered private notes to the tendering holders;

•	extend the exchange offer and retain all private notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the private notes to withdraw their tendered private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes which have not been withdrawn. If that waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer to the extent required by law.

The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange.

Termination of Certain Rights

All registration rights under the registration rights agreement benefiting the holders of the private notes will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement. In any case we are under a continuing obligation, for a period of up to 180 days after the registration statement is declared effective, to use our reasonable best efforts to keep the registration statement effective and to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for use in a resale.

Exchange Agent

We have appointed LaSalle Bank National Association as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

BY MAIL, HAND OR OVERNIGHT COURIER:

LaSalle Bank National Association

135 South LaSalle Street

Suite 1960

Chicago, Illinois 60603

Attention: Christine Linde, Vice-President

BY FACSIMILE:

312-904-2236

CONFIRM BY TELEPHONE:

312-904-5532

LaSalle Bank National Association also serves as the trustee under the indenture governing the notes.

Fees and Expenses

We will pay for the expenses of this exchange offer. The principal solicitation for tenders of private notes is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

We have not retained a dealer-manager in connection with the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

We will pay any transfer taxes applicable to the exchange of private notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Accounting Treatment

We will record the exchange notes at the same carrying value as the private notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the private notes over the remaining term of the notes.

Consequence of Failure to Exchange

You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.

Private notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3)(iii) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	so long as the private notes are eligible for resale under Rule 144A under the Securities Act, to a person who the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available;

•	pursuant to an effective registration statement under the Securities Act; or

•	pursuant to another available exemption from the registration requirements of the Securities Act,

in each case in accordance with all other applicable securities laws.

See “Risk Factors” for more information about the risks of not participating in the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under “—Certain Definitions.” Defined terms used in this description but not defined below under “—Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Company,” “us,” “we” and “our” refer to R.R. Donnelley & Sons Company and references to Subsidiaries of the Company include Moore Wallace and its Subsidiaries. References in this section to the “notes” are references to both the private notes and the exchange notes.

The private notes were, and the exchange notes will be, issued under an indenture, dated as of March 10, 2004, between R.R. Donnelley & Sons Company and LaSalle Bank National Association, as trustee (the “Trustee”).

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it may contain additional information and defines your rights as a note holder. A copy of the indenture is available upon request to us at the address indicated under “Available Information.” The indenture contains provisions that define your rights under the notes. In addition, the indenture governs the obligations of the Company under the notes. The terms of the notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to the notes, those made part of the indenture by reference to the Trust Indenture Act of 1939.

The private notes were, and the exchange notes will be, issued in two distinct series, the 2009 Notes and the 2014 Notes. $1,000,000,000 in aggregate principal amount of the exchange notes is being offered ($400,000,000 aggregate principal amount of the 2009 Notes and $600,000,000 aggregate principal amount of the 2014 Notes).

We may issue additional notes in an unlimited aggregate principal amount at any time and from time to time under the same indenture. For example, we may, from time to time, without notice to, or consent of, the holders of notes, create and issue additional 2009 Notes or 2014 Notes under the indenture. These additional 2009 Notes or 2014 Notes will have the same terms as the 2009 Notes or 2014 Notes, as the case may be, offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the additional 2009 Notes or 2014 Notes or except for the first payments of interest following the issue date of the additional 2009 Notes or 2014 Notes) so that the additional 2009 Notes and 2014 Notes, as the case may be, may be consolidated and form a single series with the 2009 Notes and 2014 Notes, as the case may be.

The notes will be unsecured obligations of R.R. Donnelley & Sons Company only and will rank equally with all of the other unsecured and unsubordinated indebtedness of R.R. Donnelley & Sons Company.

We will issue the notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes and we may act as paying agent or registrar. We will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office in Chicago, Illinois. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holders.

Any notes of each series that remain outstanding after the completion of the exchange offer, together with the exchange notes for such series issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

Principal, Maturity and Interest

The 2009 Notes will mature on April 1, 2009 and the 2014 Notes will mature on April 1, 2014.

Interest on the 2009 Notes will accrue at a rate of 3.75% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2004. We will pay interest to those persons who were holders of record on the March 15 and September 15, as the case may be, immediately preceding each interest payment date.

Interest on the 2014 Notes will accrue at a rate of 4.95% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2004. We will pay interest to those persons who were holders of record on the March 15 and September 15, as the case may be, immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given us wire transfer instructions, we will pay, or cause to be paid by the paying agent, all principal, interest and additional interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Ranking

The notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the notes will:

•	rank pari passu in right of payment with all other indebtedness of the Company that is not by its terms expressly subordinated to other indebtedness of the Company;

•	rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•	be effectively subordinated to the secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness.

Optional Redemption

We may, at our option, redeem the notes in whole at any time or in part from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption (the “Redemption Date”) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 12 basis points for the 2009 Notes and 15 basis points for the 2014 Notes, as the case may be, plus, in each case, accrued interest to the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc., Fleet Securities, Inc. (now known as Banc of America Securities LLC) and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that Redemption Date.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the Redemption Date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price on the Redemption Date, on and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption.

Any notice to holders of notes of a redemption hereunder needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate of ours delivered to the Trustee no later than two business days prior to the Redemption Date.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice of Redemption

If we redeem less than all the notes of a series at any time, the Trustee will select notes of that series on a pro rata basis, or on as nearly a pro rata basis as is practicable.

We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each holder of notes to be redeemed at its registered address. We may provide in the notice that payment of the redemption price and performance of our obligations with respect to the redemption or purchase may be performed by another person. Any notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after such date, unless we default in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.

Certain Covenants

Restrictions on Secured Debt.

The indenture provides that neither R.R. Donnelley & Sons Company nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “mortgage”) of or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together with, if we decide, any other indebtedness created, issued, assumed or guaranteed by R.R. Donnelley & Sons Company or any Restricted Subsidiary and then existing or thereafter created) will be secured by such mortgage equally and proportionately with (or, at our option, prior to) such indebtedness. This restriction will not apply to indebtedness secured by any of the following:

•	mortgages on any property acquired, constructed or improved by, or on any shares of capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the date of the indenture to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property, shares of capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred prior to or within 180 days after the applicable acquisition, completion of construction or beginning of commercial operation of such property, as the case may be;

•	mortgages on any property, shares of capital stock or indebtedness existing at the time we or any Restricted Subsidiary acquire any of the same;

•	mortgages on property of a corporation existing at the time we or any Restricted Subsidiary merge or consolidate with such corporation or at the time we or any Restricted Subsidiary acquire all or substantially all of the properties of such corporation;

•	mortgages on any property of, or shares of capital stock or indebtedness of, a corporation existing at the time such corporation becomes a Restricted Subsidiary;

•	mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary;

•	mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage; and

•	extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced.

Notwithstanding the restriction outlined above, we or any Restricted Subsidiary may, without having to equally and proportionately secure the notes, issue, assume or guarantee indebtedness secured by a mortgage not excepted from the restriction if the total amount of the following does not at the time exceed 15% of Consolidated Net Tangible Assets:

•	such indebtedness; plus

•	all other indebtedness that we and our Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages not so excepted; plus

•	the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at such time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•	Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property; and

•	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first bullet point of the preceding paragraph.

Restrictions on Sale and Lease-Back Transactions.

The indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

•	we or such Restricted Subsidiary are entitled under the provisions described in the first or sixth bullet point in the first paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and proportionately secure the notes;

•	we or such Restricted Subsidiary are entitled under the provisions described in the last paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and proportionately secure the notes; or

•	we apply an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of our property and assets if:

•	the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

•	the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, the notes and perform and observe all covenants and conditions of the indenture by executing and delivering to the Trustee a supplemental indenture; and

•	immediately after giving effect to such transaction and treating indebtedness for borrowed money which becomes our obligation or an obligation of a Restricted Subsidiary as a result of such transaction as having been incurred by us or such Restricted Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing.

If, upon any such consolidation or merger, or upon any such lease, sale or transfer of any of our Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation or party (other than any mortgage, security interest, pledge or lien permitted as described under “—Certain Covenants—Restrictions on Secured Debt” above), we, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created) equally and proportionately with (or, at our option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien.

Reports

We will file with the Trustee, within 15 days after we are required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies thereof as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports under those Sections, then we will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in those rules and regulations.

So long as any of the notes remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we will make available upon request to any prospective purchaser of notes or beneficial owner of notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

Events of Default

With respect to the notes of each series, an “Event of Default” is defined in the indenture as being:

•	a failure to pay interest upon the notes of that series that continues for a period of 30 days after payment is due;

•	a failure to pay the principal or premium, if any, on the notes of that series when due upon maturity, redemption, acceleration or otherwise;

•	a failure to comply with any of our other agreements contained in the indenture applicable to the notes of that series for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the principal amount of the notes of that series); and

•	certain events of bankruptcy, insolvency or reorganization relating to us.

The indenture provides that if there is a continuing Event of Default with respect to either outstanding series of notes, either the Trustee or the holders of at least 25% of the outstanding principal amount of the notes of that series may declare the principal amount of all of the notes of that series to be due and payable immediately. However, at any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to notes of either series, but before the applicable person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes of that series may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to notes of that series or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that, subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding notes of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes of that series.

No holder of any note of either series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the Trustee has failed to institute such proceeding for 60 days after the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to notes of that series;

•	the holders of at least 25% in principal amount of the outstanding notes of that series have made a written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee; and

•	the Trustee has not received from the holders of a majority in principal amount of the outstanding notes of that series a direction inconsistent with such request.

However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.

We are required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide holders of notes of either series notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of notes of that series not to provide such notice.

Modification and Waiver

We and the Trustee may modify or amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding notes of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holders of all then outstanding notes of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the notes of that series;

•	reduce the principal amount of, or any premium or interest rate on, the notes of that series;

•	change the place or currency of payment of principal of, or any premium or interest on, the notes of that series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes of that series after the due date thereof; or

•	reduce the percentage in principal amount of the notes of that series then outstanding, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority of the principal amount of the outstanding notes of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding notes of any series may waive any past default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any notes of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding notes of the affected series.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Defeasance

Defeasance and Discharge.

The indenture provides that we may be discharged from any and all obligations in respect of the notes of either series (except for certain obligations to register the transfer or exchange of notes of that series, to replace stolen, destroyed, lost or mutilated notes of that series, to maintain paying agencies, to compensate and indemnify the Trustee or to furnish the Trustee (if the Trustee is not the registrar) with the names and addresses of holders of notes of that series)). We will be so discharged if we irrevocably deposit with the Trustee, in trust, money and/or securities of the United States government in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal of, and any premium and interest on, the notes of that series on the applicable due dates for those payments in accordance with the terms of those notes.

This discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel confirming that the holders of the notes of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred. That opinion must state that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in any case, in support of that opinion.

Defeasance of Certain Covenants and Certain Events of Default.

The indenture provides that, upon compliance with certain conditions:

•	we may omit to comply with the covenants described under “—Certain Covenants—Restrictions on Secured Debt” and “—Certain Covenants—Restrictions on Sale and Lease-Back Transactions” (all other obligations under the notes of that series will remain in full force and effect); and

•	any omission to comply with those covenants will not constitute an Event of Default with respect to the notes of that series (“covenant defeasance”).

The conditions include:

•	depositing with the Trustee money and/or securities of the United States government in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal of, any premium and interest on the notes of that series on the due dates for those payments in accordance with the terms of those notes; and

•	delivering to the Trustee an opinion of counsel to the effect that the holders of the notes of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Certain Other Events of Default.

If we exercise our option to effect a covenant defeasance with respect to the notes of a series as described above and the notes of that series are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the Trustee would be sufficient to pay amounts due on the notes of that series on their respective due dates but may not be sufficient to pay amounts due on the notes of that series at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Governing Law

The indenture and the notes are governed by the laws of the State of New York.

The Trustee

LaSalle Bank National Association is the Trustee under the indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. The Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either

(a) all 2009 Notes or 2014 Notes, as the case may be, that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all 2009 Notes or 2014 Notes, as the case may be, that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of holders of the affected notes, cash in U.S. dollars, non-callable government obligations, or a combination of cash in U.S. dollars and non-callable government obligations, in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no default or Event of Default has occurred and is continuing on the date of the deposit;

(3) the Company has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 2009 Notes or 2014 Notes, as the case may be, at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

“Attributable Debt” is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Net Tangible Assets” is defined in the indenture to mean the total amount of assets minus:

•	all applicable reserves;

•	all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders, except that assets will include an amount equal to the Attributable Debt in respect of any Sale and Lease-Back Transaction not capitalized on such balance sheet.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Issue Date” means the date on which the notes are initially issued.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of the specified Person.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary, and delivered to the Trustee.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” is defined in the indenture to mean any manufacturing plant or manufacturing facility owned by us or any Restricted Subsidiary which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination, except for any such plant or facility or any portion of such plant or facility which our board of directors does not deem material to the total business conducted by us and our Restricted Subsidiaries considered as one enterprise.

“Restricted Subsidiary” is defined in the indenture to mean any Subsidiary that has substantially all of its property located in or that conducts substantially all of its business within the United States (other than its territories or possessions and other than Puerto Rico) and that owns a Principal Property; however, any Subsidiary which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“Subsidiary” is defined in the indenture to mean any corporation in which we and/or one or more other Subsidiaries directly or indirectly own more than 50% of the outstanding voting stock.

BOOK-ENTRY; DELIVERY AND FORM

The exchange notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”) and registered in the name of a nominee of DTC, in the form of a global certificate.

The Global Notes

DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the exchange notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of RR Donnelley, the trustee or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities will be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

PLAN OF DISTRIBUTION

We are not using any underwriters for this exchange offer. We are also bearing the expenses of the exchange.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any exchange notes received in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will use our reasonable best efforts to keep the registration statement effective and will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale.

The exchange notes may be sold from time to time:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on these resales of exchange notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the private notes, including any broker-dealers, and certain parties related to these holders, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The exchange of private notes for exchange notes should not be treated as a taxable transaction for United States Federal income tax purposes because the terms of the exchange notes should not be considered to differ materially in kind or in extent from the terms of the private notes. Rather, the exchange notes received by a holder of private notes should be treated as a continuation of such holder’s investment in the private notes. As a result, there should be no material United States Federal income tax consequences to holders exchanging private notes for exchange notes.

IF YOU ARE CONSIDERING AN EXCHANGE OF YOUR PRIVATE NOTES FOR THE EXCHANGE NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR(S) CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN LAWS OF SUCH AN EXCHANGE.

VALIDITY OF THE EXCHANGE NOTES

The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule of RR Donnelley as of December 31, 2003 and 2002 and for the years then ended incorporated in this prospectus by reference from RR Donnelley’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated February 18, 2004 (which reports express an unqualified opinion and include an explanatory paragraph referring to: (i) RR Donnelley’s changes in the composition of its reportable segments in 2002 and 2003; (ii) RR Donnelley’s change in its accounting for goodwill and intangible assets in 2002; and (iii) Deloitte & Touche LLP’s audit of the transitional adjustments related to these changes reflected in the 2001 financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Moore Wallace Incorporated incorporated in this prospectus by reference from the RR Donnelley Current Report on Form 8-K/A filed March 16, 2004 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 26, 2004, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of RR Donnelley as of and for the year ended December 31, 2001 incorporated in this prospectus by reference from RR Donnelley’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Arthur Andersen LLP, independent auditors. Arthur Andersen LLP did not, however, reissue its report for inclusion in such Annual Report. RR Donnelley relies on the report of Arthur Andersen LLP. RR Donnelley has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to RR Donnelley naming it as an expert and as having audited the consolidated financial statements of RR Donnelley as of and for the year ended December 31, 2001 and incorporating by reference its audit reports into this prospectus. This limits your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus, unless we provide you with different information in this prospectus or the information is modified or superseded by a subsequently filed document.

This prospectus incorporates by reference

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003,

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, and

•	Our Current Reports on Form 8-K and 8-K/A as filed on January 12, 2004 (other than information furnished under Item 12), February 5, 2004 (other than information furnished under Item 12), February 20, 2004, February 25, 2004, February 27, 2004, March 2, 2004, March 15, 2004, March 15, 2004, March 16, 2004, May 6, 2004 (other than information furnished under Item 12) and June 17, 2004.

This prospectus also incorporates by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the time of filing of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this offering. These documents include annual reports, quarterly reports and other current reports, as well as proxy statements.

Part II

Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officer

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Certificate of Incorporation of R.R. Donnelley & Sons Company contains provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, R.R. Donnelley & Sons Company’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to R.R. Donnelley & Sons Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

R.R. Donnelley & Sons Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Pursuant to the registration rights agreement, R.R. Donnelley & Sons Company has agreed to indemnify holders of registrable notes against certain liabilities. Also pursuant to the registration rights agreement, R.R. Donnelley & Sons Company and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

2.1	Combination Agreement, dated as of November 8, 2003, between R.R. Donnelley & Sons Company and Moore Wallace Incorporated. Filed as Exhibit to Current Report on Form 8-K, filed on November 10, 2003, and incorporated herein by reference.

2.2	First Amendment to Combination Agreement, dated as of February 19, 2004, between R.R. Donnelley & Sons Company and Moore Wallace Incorporated. Filed as Exhibit to Current Report on Form 8-K, filed on February 20, 2004, and incorporated herein by reference.

3.1	Amended and Restated By-Laws of R.R.Donnelley & Sons Company, dated as of May 27, 2004.*

4.1	Indenture, dated as of March 10, 2004, between R.R. Donnelley & Sons Company and LaSalle Bank National Association, as Trustee. Filed as Exhibit to Quarterly Report on Form 10-Q, filed on May 10, 2004, and incorporated herein by reference.

4.2	Registration Rights Agreement, dated as of March 10, 2004, between R.R. Donnelley & Sons Company and Citigroup Global Markets, Inc., Fleet Securities, Inc, and J.P. Morgan Securities, Inc. as representatives of the Initial Purchasers. Filed as Exhibit to Quarterly Report on Form 10-Q, filed on May 10, 2004, and incorporated herein by reference.

4.3	Form of 2009 Note (included in the Exhibit filed as Exhibit 4.1 hereto)

4.4	Form of 2014 Note (included in the Exhibit filed as Exhibit 4.1 hereto)

4.5	Indenture, dated as of November 1, 1990, between the Company and Citibank, N.A., as Trustee. Filed as Exhibit with Form SE, filed on March 26, 1992, and incorporated herein by reference.

5.1	Opinion of Sullivan & Cromwell LLP*

12.1	Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of Sullivan & Cromwell LLP (included in the Exhibit filed as Exhibit 5.1 hereto)*

24.1	Power of Attorney*

25.1	Statement of Trustee Eligibility*

99.1	Form of Letter of Transmittal for unregistered 3.75% Notes due 2009*

99.2	Form of Letter of Transmittal for unregistered 4.95% Notes due 2014*

99.3	Form of Notice of Guaranteed Delivery for unregistered 3.75% Notes due 2009*

99.4	Form of Notice of Guaranteed Delivery for unregistered 4.95% Notes due 2014*

99.5	Form of Exchange Agent Agreement*

*	Filed herewith

(b) Financial Statement Schedules are omitted because they are either not required, are not applicable or because equivalent information has been incorporated herein by reference or included in the financial statements, the notes thereto or elsewhere herein.

Item 22. Undertakings

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

3. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

4. The undersigned registrant hereby undertakes: to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

5. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 18th day of June, 2004.

R.R. DONNELLEY & SONS COMPANY

By:	/S/ SUZANNE S. BETTMAN
Suzanne S. Bettman Senior Vice President, General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on June 18, 2004.

Signature	Capacity

/S/ MARK A. ANGELSON Mark A. Angelson	Director, and Chief Executive Officer (Principal Executive Officer)

/S/ KEVIN J. SMITH Kevin J. Smith	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT THAT each person whose signature appears below constitutes and appoints Theodore J. Theophilos, Suzanne S. Bettman and Kevin J. Smith, and each of them with full power to act without the other, his or her true and lawful attorney-in-fact, with full power and authority, for the purpose of executing, in the name and on behalf of the undersigned as a director of R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), (i) the Company’s Registration Statement on Form S-4, or any amendments or supplements thereto, for the registration of up to $1,000,000,000 of debt securities of the Company in accordance with the authorization of the Board of Directors; (ii) any application for registration or qualification (or exemption therefrom) of such securities under the Blue Sky or other federal or state securities laws and regulations or the laws and regulations of any governmental entity outside the United States of America; and (iii) any other document or instrument deemed necessary or appropriate by any of them in connection with such application for registration or qualification (or exemption therefrom); and for the purpose of causing any such registration statement or any subsequent amendment or supplement to such registration statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The undersigned hereby grants unto each such attorney-in-fact full power of substitution and revocation in the premises and hereby ratifies and confirms all that each such attorney-in-fact may do or cause to be done by virtue of these presents.

Dated: May 27, 2004

/S/ GREGORY Q. BROWN Gregory Q. Brown	/S/ JOHN C. POPE John C. Pope

/S/ ROBERT F. CUMMINGS, JR. Robert F. Cummings, Jr.	/S/ MICHAEL T. RIORDAN Michael T. Riordan

/S/ JAMES R. DONNELLEY James R. Donnelley	/S/ OLIVER R. SOCKWELL Oliver R. Sockwell

/S/ ALFRED C. ECKERT III Alfred C. Eckert III	/S/ LIONEL H. SCHIPPER, C.M. Lionel H. Schipper, C.M.

/S/ JUDITH H. HAMILTON Judith H. Hamilton	/S/ BIDE L. THOMAS Bide L. Thomas

/S/ THOMAS S. JOHNSON Thomas S. Johnson	/S/ NORMAN H. WESLEY Norman H. Wesley

/S/ JOAN D. MANLEY Joan D. Manley	/S/ STEPHEN M. WOLF Stephen M. Wolf

INDEX TO EXHIBITS TO R.R. DONNELLEY & SONS COMPANY

REGISTRATION STATEMENT ON FORM S-4

2.1	Combination Agreement, dated as of November 8, 2003, between R.R. Donnelley & Sons Company and Moore Wallace Incorporated. Filed as Exhibit to Current Report on Form 8-K, filed on November 10, 2003, and incorporated herein by reference.

2.2	First Amendment to Combination Agreement, dated as of February 19, 2004, between R.R. Donnelley & Sons Company and Moore Wallace Incorporated. Filed as Exhibit to Current Report on Form 8-K, filed on February 20, 2004, and incorporated herein by reference.

3.1	Amended and Restated Bylaws of R.R. Donnelley & Sons Company, dated as of May 27, 2004.*

4.1	Indenture, dated as of March 10, 2004, between R.R. Donnelley & Sons Company and LaSalle Bank National Association, as Trustee. Filed as Exhibit to Quarterly Report on Form 10-Q, filed on May 10, 2004, and incorporated herein by reference.

4.2	Registration Rights Agreement, dated as of March 10, 2004, between R.R. Donnelley & Sons Company and Citigroup Global Markets, Inc., Fleet Securities, Inc, and J.P. Morgan Securities, Inc. as representatives of the Initial Purchasers. Filed as Exhibit to Quarterly Report on Form 10-Q, filed on May 10, 2004, and incorporated herein by reference.

4.3	Form of 2009 Note (included in the Exhibit filed as Exhibit 4.1 hereto)

4.4	Form of 2014 Note (included in the Exhibit filed as Exhibit 4.1 hereto)

4.5	Indenture, dated as of November 1, 1990, between the Company and Citibank, N.A., as Trustee. Filed as Exhibit with Form SE, filed on March 26, 1992, and incorporated herein by reference.

5.1	Opinion of Sullivan & Cromwell LLP*

12.1	Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of Sullivan & Cromwell LLP (included in the Exhibit filed as Exhibit 5.1 hereto)*

24.1	Power of Attorney (contained in the signature page to this Registration Statement)*

25.1	Statement of Trustee Eligibility*

99.1	Form of Letter of Transmittal for unregistered 3.75% Notes due 2009*

99.2	Form of Letter of Transmittal for unregistered 4.95% Notes due 2014*

99.3	Form of Notice of Guaranteed Delivery for unregistered 3.75% Notes due 2009*

99.4	Form of Notice of Guaranteed Delivery for unregistered 4.95% Notes due 2014*

99.5	Form of Exchange Agent Agreement.*

*Filed Herewith